Exhibit 99.1
Landstar System, Inc.
Supplemental Financial Information
(unaudited)

	Thirteen Weeks Ended				Fifty Two	Thirteen Weeks Ended				Fifty Two
					Weeks Ended					Weeks Ended
	April 1,	July 1,	Sept 30,	Dec 30,	Dec 30,	Mar 31,	June 30,	Sep 29,	Dec 29,	Dec 29,
	2006	2006	2006	2006	2006	2007	2007	2007	2007	2007

Revenue generated through (in thousands) (1):

Business Capacity Owners (2)	$320,434	$358,001	$344,628	$328,631	$1,351,694	$320,533	$364,171	$351,451	$340,928	$1,377,083
Truck Brokerage Carriers	210,646	217,384	226,084	217,020	871,134	205,897	217,070	225,300	236,310	884,577
Rail intermodal	27,239	29,607	31,619	34,191	122,656	26,971	30,706	34,254	41,947	133,878
Ocean carriers	3,410	4,148	4,546	4,918	17,022	5,970	5,569	7,152	7,807	26,498
Air carriers	4,560	4,674	3,881	2,876	15,991	4,615	6,191	4,606	4,280	19,692
Other (3)	43,753	29,424	38,439	23,643	135,259	12,663	9,245	12,048	11,593	45,549

	$610,042	$643,238	$649,197	$611,279	$2,513,756	$576,649	$632,952	$634,811	$642,865	$2,487,277

Number of loads:

Business Capacity Owners (2)	208,030	226,830	213,910	203,110	851,880	205,600	227,770	213,350	210,480	857,200
Truck Brokerage Carriers	139,510	144,140	146,280	139,430	569,360	137,820	151,030	152,160	147,650	588,660
Rail intermodal	11,940	14,100	14,500	15,110	55,650	12,100	14,660	16,480	19,480	62,720
Ocean carriers	890	1,090	800	900	3,680	1,040	1,060	1,230	1,290	4,620
Air carriers	1,840	2,490	2,440	2,020	8,790	3,280	3,160	2,820	2,340	11,600

	362,210	388,650	377,930	360,570	1,489,360	359,840	397,680	386,040	381,240	1,524,800

Revenue per load (4):

Business Capacity Owners (2)	$1,540	$1,578	$1,611	$1,618	$1,587	$1,559	$1,599	$1,647	$1,620	$1,606
Truck Brokerage Carriers	1,510	1,508	1,546	1,556	1,530	1,494	1,437	1,481	1,600	1,503
Rail intermodal	2,281	2,100	2,181	2,263	2,204	2,229	2,095	2,079	2,153	2,135
Ocean carriers	3,831	3,806	5,683	5,464	4,626	5,740	5,254	5,815	6,052	5,735
Air carriers	2,478	1,877	1,591	1,424	1,819	1,407	1,959	1,633	1,829	1,698

(1)	For shipments involving two or more modes of transportation, revenue is classified by the mode of transportation having the highest cost of purchased transportation relating to such shipment.

(2)	Business Capacity Owners are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.

(3)	Includes premium revenue generated by the insurance segment, net revenue on gross billings for warehouse services generated by the Transporation Logistics segment and revenue derived from transportation services provided in support of disaster relief efforts provided primarily under a contract between Landstar Express America, Inc. and the United States Department of Transportation/Federal Aviation Administration.

(4)	Revenue per load can be influenced by many factors which do not necessarily indicate a change in price. Those factors include, without limitation, the average length of haul, freight type, special handling and equipment requirements and delivery time requirements.